Exhibit 5.1

               [JENKENS & GILCHRIST PARKER CHAPIN LLP LETTERHEAD]






                                                 January 10, 2002



Ion Networks, Inc.
1551 South Washington Avenue
Piscataway, New Jersey 08854


                             Re: Ion Networks, Inc.


Gentlemen:

          We have acted as counsel to Ion Networks, Inc. (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "SEC") relating to the offering of up to 2,900,000 shares of common stock, par value $.001 per share (the "Common Stock"), to employees of the Company pursuant to certain employment agreements (the "Agreements").

          In rendering the opinions expressed below, we have examined originals or copies, satisfactory to us, of (i) the Company's Certificate of Incorporation, as amended, (ii) the Company's By-laws, and (iii) minutes of the board of directors of the Company relating to the Agreements. We have also reviewed such other matters of law and examined and relied upon all corporate records and all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In all of our examinations, we have assumed the accuracy of all information furnished to us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies, as well as the genuineness of all signatures on all such documents.

          Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

          Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws any jurisdiction other than those of the State of New York, the General Corporate Law of the State of Delaware and the United States of America.

          Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock to be issued pursuant to the Agreements will be, when issued pursuant to the provisions of the Agreements, validly issued, fully-paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the "Act"), the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.


                                       Very truly yours,


                                       /s/ Jenkens & Gilchrist Parker Chapin LLP

                                       JENKENS & GILCHRIST PARKER CHAPIN LLP